Exhibit 99.1

Press Release FOR IMMEDIATE RELEASE

JLG Industries, Inc. 1 JLG Drive McConnellsburg, PA 17233-9533 Telephone (717) 485-5161 Fax (717) 485-6417 www.jlg.com	Contact: Juna Rowland Vice President – Corporate & Investor Relations (240) 313-1816, ir@jlg.com

JLG AWARDED U.S. MARINE CORPS CONTRACT

      McConnellsburg, PA, June 6, 2005 – JLG Industries, Inc. (NYSE: JLG) announced that the Company has been awarded a $13 million firm-fixed price order from the United States Marine Corps for 133 extendable boom, rough-terrain forklifts (“EBFLs”). Also known as Millennia Military Vehicles (“MMVs”), the order includes associated kits, enhanced warranty and technical data. The contract completion date is February 2006.

      “Supporting our customers is core to our business philosophy,” commented David Peacock, Director, Military Programs of JLG. “As the global leader in access equipment, we are pleased to have this opportunity to provide our customers value-add products and services.”

      JLG Industries, Inc. is the world’s leading producer of access equipment (aerial work platforms and telehandlers) and highway-speed telescopic hydraulic excavators. The Company’s diverse product portfolio encompasses leading brands such as JLG® aerial work platforms; JLG, SkyTrak®, Lull® and Gradall® telehandlers; Gradall excavators; and an array of complementary accessories that increase the versatility and efficiency of these products for end users. JLG markets its products and services through a multi-channel approach that includes a highly trained sales force and utilizes a broad range of marketing techniques, integrated supply programs and a network of distributors in the industrial, commercial, institutional and construction markets. In addition, JLG offers world-class after-sales service and support for its customers. JLG’s manufacturing facilities are located in the United States, Belgium, and France, with sales and service operations on six continents.

      This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following: (i) general economic and market conditions, including political and economic uncertainty in areas of the world where we do business; (ii) varying and seasonal levels of demand for our products and services; (iii) limitations on customer access to credit for purchases; (iv) credit risks from our financing of customer purchases; (v) interest and foreign currency exchange rates; and (vi) costs of raw materials and energy, as well as other risks as detailed in the Company’s SEC reports, including the report on Form 10-Q for the quarter ended May 1, 2005. For more information, visit www.jlg.com. NOTE: Information contained on our website is not incorporated by reference into this press release.

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